Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

(1)	Registration Statement (Form S-8 No. 333-124783) pertaining to the 1999 Incentive Stock Option Plan and 2004 Stock Incentive Plan of Morningstar, Inc., and

(2)	Registration Statement (Form S-8 No. 333-176203) pertaining to the 2011 Stock Incentive Plan of Morningstar, Inc.;

of our reports dated February 28, 2011, with respect to the consolidated financial statements and schedule as of December 31, 2010 and for each of the years ended December 31, 2010 and 2009 of Morningstar, Inc. and subsidiaries, included in this Annual Report (Form 10-K) for the year ended December 31, 2011.

/s/ Ernst & Young LLP
Chicago, Illinois
February 24, 2012